EXHIBIT 99

Contact:  Jack O'Connell (Hvide Marine), 954/524-4200, x224
            Kevin Boyd (Ryan Stapleton Group), 954/761-3191

FOR IMMEDIATE RELEASE

                     HVDE MARINE COMPLETES ACQUISITIONS

          Fort Lauderdale, Fl, August 15, 1996--Hvide Marine Incorporated today announced the completion of its previously announced acquisitions of three chemical carriers and 11 offshore energy support vessels. The acquisitions were funded in part by the proceeds from Hvide's initial offering of 7,000,000 shares of Class A common stock, which began trading last Friday.

          The three chemical carriers--the OMI Hudson, Dynachem and Star, to be renamed the HMI Petrochem, Dynachem and Astrachem--were purchased from OMI Corp. and will join Hvide's two existing vessels, the Seabulk Magnachem and Seabulk America, in the domestic chemical trade, where Hvide is the market leader. The vessels are marketed through the Ocean Specialty Tankers Corporation (OSTC) of Houston, now a 100%-owned Hvide subsidiary.

          The 11 offshore energy support vessels include eight offshore supply vessels from Seal Fleet, Inc. and related interests, two additional supply vessels from IMI Marine Operations, Inc., and one crewboat from Leppaluoto Offshore Marine, Inc. They will operate as part of Hvide's subsidiary, Seabulk Offshore, Ltd, the third largest operator of offshore supply vessels and crewboats in the Gulf of Mexico.

          Hvide Marine (pronounced "VEE-dah") is a diversified marine transportation services company providing benchmark quality service to its customers based on innovative technology, the highest safety standards, modern and efficient equipment, and dedicated, professional employees. Hvide's stock is traded on the NASDAQ under symbol HMAR.


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